As filed with the Securities and Exchange Commission on March 17, 2005

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Terra Industries Inc.

(Exact name of registrant as specified in its charter)

Maryland	Terra Centre	52-1145429
(State or other jurisdiction of incorporation or organization)	600 Fourth Street, P.O. Box 6000 Sioux City, Iowa 51102-6000 (712) 277-1340	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Kalafut

Vice President, General Counsel and Corporate Secretary

Terra Industries Inc.

Terra Centre

600 Fourth Street, P.O. Box 6000

Sioux City, Iowa 51102-6000

(712) 277-1340

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Carter W. Emerson, P.C.

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Warrants to purchase Common Shares	4,000,000		(2)		(2)	(2)
Common Shares underlying Warrants	4,000,000	(3)	$7.90	(4)	$31,600,000	$3,720	(4)

(1)	In the event of a stock split, stock dividend, or similar transaction involving the common shares, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2)	Under Rule 457(g), no separate registration fee is required with respect to the warrants, as they are being registered on the same registration statement as the common shares offered pursuant thereto.
(3)	Represents common shares issuable upon the exercise of the warrants being registered hereby. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers such indeterminable number of common shares as may become issuable upon the exercise of the warrants pursuant to the anti-dilution provisions of the warrants.
(4)	Estimated in accordance with Rule 457(c) for the purpose of determining the amount of the registration fee due in respect of the common shares underlying the warrants and based upon the average of the high and low sales prices of the registrant’s common shares, as reported on the New York Stock Exchange on March 14, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 17, 2005

PROSPECTUS

Terra Industries Inc.

4,000,000 Warrants to Purchase Common Shares and Common Shares Issuable Upon Exercise of the Warrants

This prospectus relates to warrants to purchase 4,000,000 of our common shares and 4,000,000 of our common shares issuable upon exercise of the warrants which may be sold from time to time by the selling securityholders named herein on terms fixed at the time of sale. We are paying the expenses of this offering. See “Plan of Distribution” beginning on page 13.

The common shares offered will be issued to the selling securityholders only if they exercise warrants for the purchase of our common shares at an exercise price of $5.48 per share.

The securities covered by this prospectus are being registered to permit the selling securityholders to sell such securities from time to time in the public market. Such sales may occur through ordinary brokerage transactions, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. We will not receive any of the proceeds from the sale of common shares underlying the warrants by the selling securityholders.

Our common shares are traded on the New York Stock Exchange under the symbol “TRA.” On March 14, 2005, the last reported sale price of our common shares on the New York Stock Exchange was $7.92 per share.

Before purchasing any of the securities covered by this prospectus, investors should carefully read and consider the risk factors in the section entitled “Risk Factors” beginning on page 2.

Our principal executive offices are located at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000 and our telephone number is (712) 277-1340.

Neither the Securities and Exchange Commission nor any state securities commission has approved the sale of the securities or determined that the information in this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                              , 2005.

You should rely on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The securities are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “Commission,” using a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described in the section entitled “Where You Can Find More Information.”

Under the shelf process, the selling securityholders may, from time to time, sell up to 4,000,000 warrants to purchase our common shares and/or common shares underlying such warrants in one or more offerings.

RISK FACTORS

Before purchasing any of the securities covered by this prospectus, you should carefully read and consider the risk factors set forth below. You should be prepared to accept the occurrence of any and all of the risks associated with purchasing the securities, including a loss of all of your investment.

Risks Related to Our Business

Failure to achieve potential benefits from the recent acquisition of Mississippi Chemical could harm the business and operating results of the combined company.

We will not achieve any benefit from the recent Mississippi Chemical acquisition unless our management successfully integrates Mississippi Chemical’s business with ours in a timely manner. Our management must devote substantial time and resources to the integration of the operations of Mississippi Chemical with our core business. If we fail to accomplish this integration efficiently, we may not realize the benefits of this acquisition. The process of integrating supply and distribution channels, computer and accounting systems and other aspects of the operation of Mississippi Chemical presents significant challenges for our management. This is compounded by the challenge of simultaneously managing the combined company. Some of the challenges associated with our acquisition of Mississippi Chemical include:

•	managing relationships with customers, suppliers and distributors with a view toward mitigating any adverse reaction to the acquisition;

•	integrating personnel with disparate business backgrounds, cultures and geographical locations;

•	defining and executing a comprehensive business strategy; and

•	agreeing on operating and financial strategies with Koch Nitrogen Company, Mississippi Chemical’s 50/50 partner in an ammonia production joint venture in the Republic of Trinidad and Tobago and 50/50 partner in an ammonia shipping joint venture.

If we encounter unforeseen difficulties in the integration process that require a disproportionate amount of our management’s attention or financial or other resources, our business and financial results may be adversely affected.

Utilization of future corporate income tax benefits has been limited and could be impaired by recent ownership changes.

Anglo American plc (“Anglo”) at December 31, 2003 owned 48% of our outstanding common stock and had made public its longstanding intention to dispose of that interest with the timing based on market and other conditions. On December 20, 2004, Anglo, through its wholly-owned subsidiaries, completed its sales of our common shares. Our $120 million issuance of convertible perpetual preferred stock and the sale of Anglo’s common shares resulted in a “change of control” (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) for purposes of utilizing tax benefits from net operating loss carryforwards and certain other tax attributes available to us. As a result of the change of control, our annual ability to use those benefits will generally be limited to a percentage (currently 4.27%) of our outstanding shares market value at the change of control date. We compute that limitation at $36.4 million. Consequently, realization of tax benefits from our operating loss carryforwards could be delayed by these limitations or could possibly be lost due to expiration of our carryforward periods beginning in 2018.

A substantial portion of our operating expense is related to the cost of natural gas, and an increase in such cost that is either unexpected or not accompanied by increases in selling prices of our products could result in reduced profit margins and lower production of our products.

The principal raw material used to produce nitrogen products and methanol is natural gas. Natural gas costs in 2004 comprised about 60% of total costs and expenses. A significant increase in the price of natural gas that is not hedged or recovered through an increase in the price of our related nitrogen and methanol products could result in reduced profit margins and lower production of our products. We have in the recent past idled one or more of our plants for periods of time in response to high natural gas prices. A significant portion of our competitors’ global nitrogen production occurs at facilities with access to fixed-priced natural gas supplies. Our competitors’ facilities’ natural gas costs have been and likely will continue to be substantially lower than ours.

Declines in the prices of our products may reduce our profit margins.

Prices for nitrogen products are influenced by the global supply and demand conditions for ammonia and other nitrogen-based products. Long-term demand is affected by population growth and rising living standards that determine food consumption. Short-term demand is affected by world economic conditions and international trade decisions. Supply is affected by increasing worldwide capacity and the increasing availability of nitrogen product exports from major producing regions such as the former Soviet Union, Canada, the Middle East, Trinidad and Venezuela. A substantial amount of new ammonia capacity is expected to be added abroad in the foreseeable future. When industry oversupply occurs, as is common in commodity businesses, the price at which we sell our nitrogen products typically declines, which results in reduced profit margins, lower production of our products and plant closures.

Fluctuations in the selling price and production cost of methanol may reduce our profit margins.

Methanol is used as a raw material in the production of downstream intermediate chemicals, such as formaldehyde, MTBE, acetic acid and numerous other chemical derivatives. Methanol prices are influenced by the supply and demand for each of these downstream products. U.S. methanol demand has declined over the past years and is expected to continue to decline due to reduced U.S. consumption of MTBE, a gasoline oxygenate and octane enhancer that uses methanol as a feedstock. Over the past several years significant industry restructuring has taken place, and most North American methanol capacity is now shut down. Industry analysts have identified approximately 7.0 million metric tonnes of new methanol capacity (20% of current global demand) that will start up from 2004 through 2006.

Our products are subject to price volatility resulting from periodic imbalances of supply and demand, which may cause the results of our operations to fluctuate.

Historically, our products’ prices have reflected frequent changes in supply and demand conditions. Changes in supply result from capacity additions or reductions and from changes in inventory levels. Demand for our products is dependent on demand for crop nutrients by the global agricultural industry and on the level of industrial production. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investment and increased production until supply exceeds demand, followed by periods of declining prices and declining capacity utilization until the cycle is repeated. In addition, markets for our products are affected by general economic conditions. As a result of periodic imbalances of supply and demand, product prices have been volatile, with frequent and significant price changes. During periods of oversupply, the price at which we sell our products may be depressed and this could have a material adverse effect on our business, financial condition and results of operations.

Our products are global commodities and we face intense competition from other fertilizer producers.

Fertilizer products are global commodities and can be subject to intense price competition from both domestic and foreign sources. Fertilizers and methanol are global commodities, and customers, including end-users, dealers and other crop-nutrients producers and distributors, base their purchasing decisions principally on the delivered price and availability of the product. We compete with a number of U.S. producers and producers in other countries, including state-owned and government-subsidized entities. Some of our principal competitors have greater total resources and are less dependent on earnings from nitrogen fertilizer sales or methanol sales. In addition, a portion of global production benefits from fixed-price natural gas contracts that have been, and could continue to be, substantially lower priced than our natural gas. Our inability to compete successfully could result in the loss of customers, which could adversely affect our sales and profitability.

Our business is subject to risks related to weather conditions.

Adverse weather conditions may have a significant effect on demand for our nitrogen products. Weather conditions that delay or intermittently disrupt field work during the planting and growing season may cause agricultural customers to use different forms of nitrogen fertilizer, which may adversely affect demand for the forms that we sell. Weather conditions following harvest may delay or eliminate opportunities to apply fertilizer in the fall. Weather can also have an adverse effect on crop yields, which lowers the income of growers and could impair their ability to pay our customers.

Our inability to predict future seasonal nitrogen demand accurately could result in low or excess inventory, potentially at costs in excess of market value.

The nitrogen business is seasonal, with more nitrogen products used during the second quarter, in conjunction with spring planting activity, than in any other quarter. Due to the seasonality of the business and the relatively brief periods during which products can be used by customers, we and/or our customers generally build inventories during the second half of the year in order to ensure timely product availability during the peak sales season. This increases our working capital needs during this period as we fund these inventory increases and support customer credit terms. If we underestimate future demand, our profitability will be negatively impacted and our customers may acquire products from our competitors. If we overestimate future demand, we will be left with excess inventory that will have to be stored (and our results of operations will be negatively impacted by any related storage costs) and/or we may liquidate such additional inventory and/or products at sales prices below our costs.

We are substantially dependent on our manufacturing facilities, and any operational disruption could result in a reduction of our sales volumes and could cause us to incur substantial expenditures.

Our manufacturing operations may be subject to significant interruption if one or more of our facilities were to experience a major accident or were damaged by severe weather or other natural disaster. In addition, our operations are subject to hazards inherent in our industry. Some of those hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. For example, an explosion at our Port Neal, Iowa facility in 1994 required us to completely rebuild that facility. Also, a mechanical outage at our Courtright, Ontario facility in April 2001 required us to shut down that facility for approximately two months. We currently maintain property insurance, including business interruption insurance although there can be no assurance that we have sufficient coverage, or can in the future obtain sufficient coverage at reasonable costs.

We may be adversely affected by environmental regulations.

Our operations are subject to various federal, state and local environmental, safety and health laws and regulations, including laws relating to air quality, hazardous and solid wastes and water quality. In the United States, our operations are subject to a comprehensive federal and state regulatory regime, including the federal Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Emergency Planning and Community Right-to-Know Act, Toxic Substances Control Act and their state analogs. Our operations in Canada are also subject to various federal and provincial regulations regarding such matters, including the Canadian Environmental Protection Act administered by Environment Canada, and the Ontario Environmental Protection Act administered by the Ontario Ministry of the Environment. Our U.K. operations are subject to similar regulations under a variety of requirements, including those arising under the Integrated Pollution Prevention and Control (“IPPC”) Program. We could incur substantial costs, including capital expenditures for equipment upgrades, fines and penalties and third-party claims for damages, as a result of compliance with, violations of or liabilities under environmental laws and regulations. We are also involved in the manufacture, handling, transportation, storage and disposal of materials that are or may be classified as hazardous or toxic by federal, state, provincial or other regulatory agencies. If such materials have been or are disposed of or released at sites that require investigation and/or remediation, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or “CERCLA,” or analogous laws for all or part of the costs of such investigation and/or remediation, and for damages to natural resources. Under some of these laws, responsible parties may be held jointly and severally liable for such costs, regardless of fault or the legality of the original disposal or release.

We have liability as a potentially responsible party at certain sites under certain environmental cleanup laws. We have also been subject to related claims by private parties alleging property damage and possible personal injury arising from contamination relating to our discontinued operations. We may be subject to additional liability or additional claims in the future. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs.

We may be required to install additional pollution control equipment at certain facilities in order to maintain compliance with applicable environmental requirements.

Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations. We may be required to install additional air and water quality control equipment, such as low emission burners, scrubbers, ammonia sensors and continuous emission monitors, at certain of our facilities in order to maintain compliance with applicable environmental requirements. Such investments would reduce our income from future operations. Present and future environmental laws and regulations applicable to our operations, more vigorous enforcement policies and discovery of unknown conditions may require substantial expenditures and may have a material adverse effect on our results of operations, financial position or net cash flows.

Government regulation and agricultural policy may reduce the demand for our products.

Existing and future government regulations and laws may greatly influence the demand for our products. Existing and future agricultural and/or environmental laws and regulations may impact the amounts and locations of fertilizer application and may lead to decreases in the quantity of fertilizer applied to crops. Any such decrease in the demand for fertilizer products could result in lower unit sales and lower selling prices for our fertilizer products. U.S. governmental policies affecting the number of acres planted, the level of grain inventories, the mix of crops planted and crop prices could also affect the demand and selling prices of our products. In addition, both we and Mississippi Chemical manufacture and sell ammonium nitrate (AN)—we do so primarily in the U.K. and Mississippi Chemical does so in the U.S. Ammonium nitrate can be used as an explosive and was used in the Oklahoma City bombing in April 1995. It is possible that either the U.S. or U.K. governments could impose limitations on the use, sale or distribution of AN, thereby limiting our ability to manufacture or sell this product. In addition, methanol, which we manufacture at two U.S. facilities, is used as a raw material in the production of formaldehyde, methyl tertiary-butyl ether (MTBE), acetic acid and numerous other chemical derivatives. Environmental initiatives to ban or reduce the use of MTBE as a fuel additive or to ban or reduce the use of formaldehyde, such as those currently underway in the United States, will adversely affect demand for methanol.

We are subject to risks associated with our international operations.

Our international business operations are subject to numerous risks and uncertainties, including difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations; unexpected changes in regulatory environments; currency fluctuations; tax rates that may exceed those in the U.S.; earnings that may be subject to withholding requirements; and the imposition of tariffs, exchange controls or other restrictions. During 2003 we derived approximately 27% of our net sales from outside of the United States. Revenues from the United Kingdom accounted for more than 84% of our non-U.S. sales. With the acquisition of Mississippi Chemical, our business operation will include a 50% interest in an ammonia production joint venture in the Republic of Trinidad and Tobago and a 50% interest in an ammonia shipping joint venture that provides transportation of ammonia from the Trinidad facility to the United States and other world markets. Our success will be dependent, in part, on our ability to anticipate and manage effectively these and other risks that we face.

Our largest shareholder has recently sold its Terra common shares to certain investors. The investors who acquired our common shares from our largest shareholder may also dispose of their shares.

Anglo, through its wholly-owned subsidiary Taurus Investments S.A. (“Taurus”), owned 48% of our outstanding common shares at December 31, 2003. On August 6, 2004, Anglo, through Taurus, sold 12,500,000 of our common shares to a number of investors. Anglo disposed of its remaining interest on December 20, 2004 to certain investors. The investors who acquired our common shares sold by Anglo may also dispose of their interest in us. Holders of the Series A convertible preferred shares may also dispose of their interest in us. As a result, the sale of Terra common shares by such selling shareholders and the holders of the Series A convertible preferred shares could depress our share price.

Our business may be adversely impacted by our significant leverage, which requires the use of a substantial portion of our excess cash flow to service our debt and may limit our access to additional capital.

We expect to remain leveraged to a substantial degree as a result of our acquisition of Mississippi Chemical. We are permitted to incur additional debt, subject to the conditions of our outstanding indebtedness. Our substantial debt could have important consequences on our business. For example, it could (i) increase our vulnerability to adverse economic and industry conditions by limiting our flexibility in reacting to changes in our business industry, (ii) reduce our cash flow available to fund working capital, capital expenditures and other general corporate purposes, (iii) place us at a competitive disadvantage compared to our competitors that have less leverage and (iv) limit our ability to borrow additional funds and increase the cost of funds that we can borrow. We may not be able to reduce our financial leverage as we intend, and we may not be able to achieve an appropriate balance between growth which we consider acceptable and future reductions in financial leverage.

We may not be able to finance a change of control offer.

If we undergo a “change of control” (as defined in our indentures and the instruments governing our Series A convertible preferred shares), we may need to refinance large amounts of our debt. If a change of control occurs, we must offer to buy back the notes under our indentures and our Series A convertible preferred shares for a price equal to 101% of the notes’ principal amount or 100% of the liquidation value of our Series A convertible preferred shares, as applicable, plus any interest or dividends which has accrued and remains unpaid as of the repurchase date. We would fund repurchase obligations with our available cash, cash generated from other sources such as borrowings, sales of equity, or funds provided by a new controlling person. However, there can be no assurance that there will be sufficient funds available for any required repurchases if a change of control occurs. In addition, our credit facility may prohibit us from purchasing the notes and our Series A convertible preferred shares after a change of control until we have repaid in full our debt under such credit facility. If we fail to repurchase the notes and our Series A convertible preferred shares upon a change of control, we will be in default under our indentures and the instruments governing our Series A convertible preferred shares. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event. These repurchase restrictions may delay or make it harder for others to obtain control over us.

FORWARD-LOOKING STATEMENTS

You should carefully review the information contained in this prospectus. In this prospectus and the documents incorporated by reference into this prospectus, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the following risks discussed elsewhere in this prospectus:

•	our ability to integrate Mississippi Chemical’s business with ours;

•	the loss of tax benefits related to our net operating loss carryforwards;

•	the cost of natural gas;

•	factors outside of our control that determine the price of our products;

•	risks associated with weather and seasonality;

•	the competitive and cyclical nature of our business;

•	environmental and other government regulation;

•	risks associated with international operations;

•	risks associated with our significant leverage; and

•	political and macroeconomic risks.

These and other factors may cause our actual results to differ materially from any of our forward-looking statements. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

THE COMPANY

We are engaged in the production and marketing of both nitrogen products and methanol serving both agricultural and industrial end-use markets. We produce anhydrous ammonia (the basic building block of nitrogen fertilizers) and nitrogen solutions in the United States and Canada and ammonium nitrate in the United Kingdom. We own nine facilities that produce nitrogen products. Two of our nine facilities also produce methanol.

The principal customers for our North American nitrogen products are national agricultural retail chains, farm cooperatives, independent dealers and industrial customers, the last of which use our products to manufacture chemicals and plastics such as acrylonitrile, polyurethanes, fibers, explosives and adhesives.

On August 9, 2004, we announced that we had entered into an agreement to purchase all of the outstanding capital stock of Mississippi Chemical pursuant to its plan of reorganization. Mississippi Chemical, through its subsidiaries, produced and marketed for years three primary crop nutrients for farmers and the industrial market—nitrogen, phosphorus and potassium. Mississippi Chemical currently produces nitrogen and phosphorus, however its potassium operations ceased in December, 2003. See our current reports on Form 8-K, as amended, dated August 9, 2004 and October 6, 2004 for additional information.

On October 8, 2004, we announced the private offering of $100 million of 4.25% Series A cumulative convertible perpetual preferred shares (the “Series A convertible preferred shares”). In connection with the private offering, the initial purchasers exercised their option to purchase an additional $20 million of the Series A convertible preferred shares. The Series A convertible preferred shares are convertible into our common shares or exchangeable for convertible subordinated debentures and contain customary anti-dilution provisions that could result in the issuance of additional common shares. We used the net proceeds of the private offering to redeem approximately 35% of our existing 11 1/2% Second Priority Senior Secured Notes due 2010 and for general corporate purposes. Pursuant to a Registration Rights Agreement, dated as of October 7, 2004 among Terra and Citigroup Global Markets Inc., as representative of the initial purchasers, we filed a shelf registration statement on Form S-3 to facilitate sales by the initial purchasers of up to 120,000 shares of our Series A convertible preferred shares. The shelf registration statement also registered the convertible subordinated debentures and common shares underlying such Series A convertible preferred shares.

On December 21, 2004, we announced that we completed the acquisition of Mississippi Chemical Corporation pursuant to Mississippi Chemical’s second amended and restated Plan of Reorganization, and that Mississippi Chemical has exited bankruptcy.

As a result of the acquisition, we own through Mississippi Chemical a 50% interest in Point Lisas Nitrogen Limited in The Republic of Trinidad and Tobago. This facility has the capacity to produce annually 715,000 tons of ammonia from low-cost natural gas supplied under a contract with the National Gas Company of Trinidad and Tobago.

We now own nitrogen manufacturing facilities in Yazoo City, Mississippi and Donaldsonville, Louisiana, complementing our nitrogen production facilities in Sioux City, Iowa; Verdigris and Woodward, Oklahoma; Courtright, Ontario; and Billingham and Severnside, England. Production at the Donaldsonville facility is limited to one anhydrous ammonia plant that operates on a swing basis to take advantage of favorable relationships between natural gas costs and anhydrous ammonia prices.

We also now own and operate a storage and distribution terminal in Donaldsonville—one of the northernmost points on the Mississippi River capable of receiving ocean-going nitrogen vessels, and a 50% interest in an ammonia terminal located near Houston, Texas.

Prior to the transaction’s completion and pursuant to Mississippi Chemical’s Plan of Reorganization, the equity of Mississippi Phosphates Corporation was transferred to certain unsecured creditors pursuant to the Plan of Reorganization.

Pursuant to a Registration Rights Agreement, dated as of December 16, 2004 among Terra, Taurus Investments S.A. and certain purchasers named therein, we filed a shelf registration statement on Form S-3 to facilitate sales of up to 25,060,725 of our common shares by certain investors.

Terra Industries Inc., a Maryland corporation, is referred to as “Terra,” “the Company,” “we” or “our” throughout this prospectus. References to Terra also include the direct and indirect subsidiaries of Terra Industries Inc. where required by the context or unless otherwise indicated.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of the common shares underlying the warrants offered by them under this prospectus. We will not receive any of the proceeds from the sale of common shares offered by the selling securityholders under this prospectus.

The securities offered by the selling securityholders are warrants and common shares underlying such warrants held by the selling securityholders. The warrants entitle the selling securityholders to purchase an aggregate of 4,000,000 common shares at an exercise price of $5.48 per share. In the event the selling securityholders exercise all of these warrants and pay the exercise price in cash, we would receive proceeds of $21,920,000. However, the warrants may be exercised using a cashless exercise feature, pursuant to which some of the warrants may be surrendered to us as payment of the exercise price for warrants being exercised. In addition, the issuance of common shares under the warrant agreement is subject to shareholder approval. In the case of an exercise of warrants at any time prior to the receipt of the approval of our shareholders for the issuance of common shares underlying the warrants, the warrants may be settled, at our option, by payment of an amount of cash equal to the “Current Market Price” (as defined in the warrant agreement) per share on the date of exercise. Therefore, it is possible that we will not receive any cash proceeds upon any exercise of the warrants. We intend to use any proceeds we receive from the exercise of warrants for working capital and general corporate purposes.

SELLING SECURITYHOLDERS

The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the registration rights agreement dated December 21, 2004, entered into in connection with the amended and restated term loan, guarantee and security agreement among Mississippi Chemical Corporation and the lenders parties, originally dated July 1, 2004 and amended and restated on December 21, 2004. In connection with this loan agreement amendment, we issued to the lenders warrants to purchase Terra common shares at $5.48 (subject to anti-dilution adjustments) per share. The warrants have a five-year term and they can be exercised at any time during that term. The warrants and common shares underlying such warrants are being registered hereby to afford the holders of the warrants the opportunity to sell their securities in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, a holder of securities must provide information about itself and the securities it is selling as required under the Securities Act.

The following table sets forth information, as of a recent practicable date prior to the effectiveness of the registration statement of which this prospectus forms a part, with respect to the selling securityholders named below and the respective number of warrants and common shares underlying such warrants held by the selling securityholders, the resale of which is registered in this prospectus, together with the number of securities owned by each selling securityholder prior to this offering.

This information was supplied to us by the selling securityholders named in the table and may change from time to time. We have not sought to verify the information contained in the table. Because the selling securityholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of securities or principal amount of the securities that will be held by the selling securityholders upon termination of this offering. In addition, some of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling in transactions exempt from the registration requirements of the Securities Act. See the section entitled “Plan of Distribution.”

Unless otherwise disclosed in the footnotes to the table below, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates and owns less than 5% of our outstanding common shares.

Each selling securityholder listed below may, under this prospectus, from time to time offer and sell the number of securities listed below in column three opposite its name. Prior to any use of this prospectus in connection with an offering of these securities by a beneficial owner not listed as a selling securityholder below or its transferee, pledgee, donee or other successor, this prospectus will be supplemented to set forth the name and information with respect to that person.

Selling Securityholder	Natural Person with Voting or Investment Control(1)	Number of Warrants or Common Shares Owned Prior to Offering	Warrants and/or Common Shares Registered for Resale in this Offering	Common Shares Beneficially Owned After Offering
*Citigroup Financial Products Inc.[2]	John W. Humphrey	2,013,945	1,240,000	nil

Perry Principals Investments L.L.C.[3]	Richard C. Perry	1,137,484	1,860,000	nil

The Värde Fund, L.P.[4]	George G. Hicks, Gregory S. McMillan, Marcia L. Page	429,619	129,060	nil

The Värde Fund V, L.P.[5]	George G. Hicks, Gregory S. McMillan, Marcia L. Page	309,468	123,840	nil

The Värde Fund VI, L.P.[6]	George G. Hicks, Gregory S. McMillan, Marcia L. Page	185,575	55,872	nil

The Värde Fund VI-A, L.P.[7]	George G. Hicks, Gregory S. McMillan, Marcia L. Page	300,810	90,684	nil

The Värde Fund VII, L.P.[8]	George G. Hicks, Gregory S. McMillan, Marcia L. Page	231,928	68,652	nil

The Värde Fund VII-A, L.P.[9]	George G. Hicks, Gregory S. McMillan, Marcia L. Page	108,426	31,968	nil

The Värde Fund (Cayman) Limited[10]	George G. Hicks, Gregory S. McMillan, Marcia L. Page	773,635	232,092	nil

Värde Investment Partners, LP11	George G. Hicks, Gregory S. McMillan, Marcia L. Page	299,065	90,540	nil

Selling Securityholder	Natural Person with Voting or Investment Control(1)	Number of Warrants or Common Shares Owned Prior to Offering	Warrants and/or Common Shares Registered for Resale in this Offering	Common Shares Beneficially Owned After Offering

Sphinx Distressed Fund SPC[12]	George G. Hicks, Gregory S. McMillan, Marcia L. Page	102,902	46,908	nil

Zurich Institutional Benchmarks Master Fund Limited[13]	George G. Hicks, Gregory S. McMillan, Marcia L. Page	106,254	30,384	nil

*	This selling securityholder has advised us that it is an affiliate of a broker-dealer and that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of that purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

[1]	If the selling securityholder is not, and is not a wholly-owned subsidiary of, a company that is required to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, the natural person(s) who exercise voting power and investment control over the securities is listed.

[2]	Citigroup Financial Products Inc.’s principal office address is c/o Citigroup Global Markets, Inc., 390 Greenwich Street, 5th Floor, New York, NY 10013. The selling securityholder currently holds 13,237 shares of our 4.25% Series A cumulative convertible perpetual preferred shares and 6,847 shares of our Series B cumulative redeemable preferred shares. Such holdings in the Series B preferred shares may increase based on future indemnity adjustments. The selling securityholder and certain of its affiliates act as lenders, arrangers and/or administrative agents under our credit facilities in addition to providing us cash management services. In May 2003, Citigroup Global Markets Inc., an affiliate of the selling securityholder, was a participant in our $200 million 11.5% Second Priority Senior Secured Notes offering, and in October 2004, a participant in our $120 million 4.25% Series A preferred share offering.

[3]	Perry Principals Investments LLC’s principal office address is c/o Perry Corp., 599 Lexington Avenue, 36th Floor, New York, NY 10022. Based on a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, Perry Corp., an affiliate of Perry Principals Investments L.L.C., owns 11.48% of our common shares. The number of common shares includes a certain number of unissued shares of our Series B cumulative redeemable preferred shares that are subject to reduction based on working capital and indemnity adjustments. The selling securityholder currently holds 1,735 shares of our Series B cumulative redeemable preferred shares.

[4]	The selling securityholder’s principal office address is 8500 Normandale Lake Blvd., Ste. 1570, Minneapolis, MN 55437-3813. The selling securityholder currently holds 1,384 shares of our Series B cumulative redeemable preferred shares. Such holdings may increase based on future indemnity adjustments.

[5]	The selling securityholder’s principal office address is 8500 Normandale Lake Blvd., Ste. 1570, Minneapolis, MN 55437-3813. The selling securityholder currently holds 1,320 shares of our Series B cumulative redeemable preferred shares. Such holdings may increase based on future indemnity adjustments.

[6]	The selling securityholder’s principal office address is 8500 Normandale Lake Blvd., Ste. 1570, Minneapolis, MN 55437-3813. The selling securityholder currently holds 598 shares of our Series B cumulative redeemable preferred shares. Such holdings may increase based on future indemnity adjustments.

[7]	The selling securityholder’s principal office address is 8500 Normandale Lake Blvd., Ste. 1570, Minneapolis, MN 55437-3813. The selling securityholder currently holds 969 shares of our Series B cumulative redeemable preferred shares. Such holdings may increase based on future indemnity adjustments.

[8]	The selling securityholder’s principal office address is 8500 Normandale Lake Blvd., Ste. 1570, Minneapolis, MN 55437-3813. The selling securityholder currently holds 747 shares of our Series B cumulative redeemable preferred shares. Such holdings may increase based on future indemnity adjustments.

[9]	The selling securityholder’s principal office address is 8500 Normandale Lake Blvd., Ste. 1570, Minneapolis, MN 55437-3813. The selling securityholder currently holds 349 shares of our Series B cumulative redeemable preferred shares. Such holdings may increase based on future indemnity adjustments.

[10]	The selling securityholder’s principal office address is 8500 Normandale Lake Blvd., Ste. 1570, Minneapolis, MN 55437-3813. The selling securityholder currently holds 2,492 shares of our Series B cumulative redeemable preferred shares. Such holdings may increase based on future indemnity adjustments.

[11]	The selling securityholder’s principal office address is 8500 Normandale Lake Blvd., Ste. 1570, Minneapolis, MN 55437-3813. The selling securityholder currently holds 965 shares of our Series B cumulative redeemable preferred shares. Such holdings may increase based on future indemnity adjustments.

[12]	The selling securityholder’s principal office address is 8500 Normandale Lake Blvd., Ste. 1570, Minneapolis, MN 55437-3813. The selling securityholder currently holds 337 shares of our Series B cumulative redeemable preferred shares. Such holdings may increase based on future indemnity adjustments.

[13]	The selling securityholder’s principal office address is 8500 Normandale Lake Blvd., Ste. 1570, Minneapolis, MN 55437-3813. The selling securityholder currently holds 342 shares of our Series B cumulative redeemable preferred shares. Such holdings may increase based on future indemnity adjustments.

PLAN OF DISTRIBUTION

The securities are being offered by the selling securityholders in this prospectus. We cannot predict when or if the selling securityholders will exercise warrants entitling them to purchase and possibly sell the common shares underlying the warrants. This offering assumes that the selling securityholders will exercise all warrants they hold for the purchase of our common shares.

The selling securityholders may sell securities offered by this prospectus from time to time directly or through broker-dealers or underwriters acting as agent or principal, on a best efforts or firm commitment basis, in one or more transactions, which may involve block transactions (which may involve crosses) on the New York Stock Exchange or on such other market on which the securities may from time to time be trading by means of the following:

•	privately-negotiated transactions;

•	ordinary brokers’ transactions and transactions in which the broker-dealer solicits purchases;

•	“fixed price offerings” off the floors of the exchanges, or “exchange distributions” and “special offerings” of the securities under the rules of the exchanges;

•	call or put contracts, futures contracts, options on future contracts, spot or forward contracts, caps, floors, collars or other hedging arrangements relating to the securities;

•	short sales;

•	any combination of any such methods of sale, in each case on the exchanges, in the over-the-counter market, through negotiated transactions or otherwise; or

•	any method permitted pursuant to applicable law.

The sale price to the public may be:

•	the market price prevailing at the time of sale;

•	a price related to such prevailing market price;

•	at negotiated prices; or

•	such other price as the selling securityholders determine from time to time.

The selling securityholders may sell all or part of their securities in one or more transactions at prices at or related to the then-current market price or at negotiated prices. The selling securityholders will determine the specific offering price of the securities from time to time that, at any time, may be higher or lower than the market price of our securities on the New York Stock Exchange or such other market on which our securities may be traded. The selling securityholders shall have the sole and absolute discretion not to accept any purchase, offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders may also sell their securities directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from us or the selling securityholders or the purchasers of securities to whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer may be in excess of customary commissions. Market makers and block purchasers purchasing the securities will do so for their own account and at their own risk. It is possible that the selling securityholders will attempt to sell securities in block transactions to market makers or other purchasers at a price which may be below the then market price.

The selling securityholders may enter into short sales or hedging transactions with broker-dealers who may in turn engage in short sales of the securities and the selling securityholders or such broker-dealers may deliver securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell securities.

The selling securityholders and any broker-dealers or agents that act in connection with the sale of securities offered in this prospectus may be deemed “underwriters” as that term is defined under the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling securityholders may be deemed to be “underwriters,” the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act.

Alternatively, the selling securityholders may sell all or any part of the securities offered in this prospectus through an underwriter. The selling securityholders have not entered into any agreement with a prospective underwriter or syndicate of underwriters, and there is no assurance that any such agreement will be entered into. If the selling securityholders enter into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus. We will not receive any proceeds from the sale of common shares underlying the warrants by the selling securityholders.

Upon being notified by a selling securityholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of securities covered by this prospectus, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling securityholders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

To our knowledge, there are currently no agreements, arrangements or understandings between any selling securityholder and any broker, dealer, agent or underwriter regarding the sale by any selling securityholder of the securities. Under the securities laws of some states, the securities may be sold only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

With respect to the selling securityholders and to the extent required by a particular offering in a prospectus supplement or, if appropriate, a post-effective amendment, we will set forth:

•	any underwriters, dealers or agents;

•	their compensation;

•	the numbers of securities to be sold the selling securityholders; and

•	the public offering price of the securities to be sold.

We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the sale to the public pursuant to Rule 144 under the Securities Act (or any successor rule or regulation thereto) or the registration statement of which this prospectus forms a part of all the securities registered thereunder and (ii) the second anniversary of the date that the registration statement to which this prospectus forms a part of is declared effective by the SEC.

We will pay the costs and expenses of the offering, which we estimate will be approximately $70,000 in the aggregate.

LEGAL MATTERS

The validity of the securities offered hereby will be passed for the company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which reports (1) express an unqualified opinion on the financial statements and the financial statement schedule and includes an explanatory paragraph referring to the Company’s 2002 change in methods of accounting for goodwill and other intangible assets, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Mississippi Chemical Corporation and subsidiaries as of June 30, 2004 and 2003, and for each of the years in the three-year period ended June 30, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and Ernst & Young, independent accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The KPMG LLP report dated September 3, 2004, covering the June 30, 2004 and 2003 consolidated financial statements of Mississippi Chemical Corporation and its subsidiaries, contains an explanatory paragraph that states that Mississippi Chemical Corporation’s recurring losses and insufficient liquidity has resulted in Mississippi Chemical Corporation and nine of its subsidiaries filing voluntary petitions to reorganize under chapter 11 of the United States Bankruptcy Code on May 15, 2003. On July 1, 2004, Mississippi Chemical Corporation obtained replacement debtor-in-possession financing (see note 7 of Mississippi Chemical Corporation’s 2004 consolidated financial statements), and on September 2, 2004, Mississippi Chemical Corporation filed an amended plan of reorganization with the U.S. Bankruptcy Court; however, there can be no assurance that this replacement debtor-in-possession financing will be adequate to meet Mississippi Chemical Corporation’s cash flow requirements or that Mississippi Chemical Corporation’s plan of reorganization will be approved or confirmed by the U.S. Bankruptcy Court or other interested parties. These matters raise substantial doubt about the Mississippi Chemical Corporation’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The financial statements of Point Lisas Nitrogen Limited appearing in Mississippi Chemical Corporation’s Annual Report on Form 10-K/A for the year ended June 30, 2004 have been audited by Ernst & Young, independent auditors, as stated in their report included therein, which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Government Filings: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file:

•	at the Commission’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and

•	at the Commission’s web site at http://www.sec.gov.

Some locations may charge prescribed or modest fees for copies. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Stock Market: Our common shares are listed on the New York Stock Exchange and similar information can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Registration Statement: We have filed a registration statement under the Securities Act of 1933 with the Commission with respect to the securities offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about us and the securities offered under this prospectus.

Terra Information Incorporated By Reference: The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Current Reports on Form 8-K, as amended, filed on February 9, 2005, February 14, 2005, February 18, 2005, February 23, 2005 and March 16, 2005; and

•	the description of our capital stock contained in our registration statement on Form 8-A dated May 2, 1988 including all amendments or reports filed for the purpose of updating the description.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the sale of the securities offered hereby will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents. You may request free copies of these filings by writing or telephoning us at the following address:

Investor Relations

Terra Industries Inc.

Terra Centre

600 Fourth Street, P.O. Box 6000

Sioux City, Iowa 51102

(712) 277-1340

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, which shall be shared by the registrant and the selling securityholders as described in the prospectus, of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$2,580
Printing and Engraving expenses	10,000
Accounting fees and expenses	25,000
Legal fees and expenses	30,000
Miscellaneous expenses	2,420

Total	$70,000

Item 15.	Indemnification of Directors and Officers.

As permitted by the Maryland General Corporation Law (“MGCL”), Article SEVENTH, Paragraph (8) of the registrant’s charter provides for indemnification of directors and officers of the registrant as follows:

The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

The MGCL permits a Maryland corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, or (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The registrant maintains directors and officers liability insurance with coverage typical of a company in its industry.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The registrant’s charter contains a provision providing for elimination of the liability of its directors or officers to the registrant or its shareholders for money damages to the fullest extent permitted by Maryland law.

Item 16.	Exhibits.

Reference is made to the attached exhibit index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in Sioux City, State of Iowa, on March 17, 2005.

TERRA INDUSTRIES INC.

By:	/S/ FRANCIS G. MEYER
Francis G. Meyer
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Francis G. Meyer and Mark A. Kalafut and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this registration statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 and Power of Attorney have been signed on March 17, 2005 by the following persons in the capacities and on the dates indicated:

Signatures	Capacity

/S/ HENRY R. SLACK	Chairman of the Board
Henry R. Slack

/S/ MICHAEL L. BENNETT	Director, President, and Chief Executive Officer (Principal
Michael L. Bennett	Executive Officer)

/S/ FRANCIS G. MEYER	Senior Vice President and Chief Financial Officer (Principal
Francis G. Meyer	Financial Officer and Controller/Principal Accounting Officer)

/S/ DAVID E. FISHER	Director
David E. Fisher

/S/ DOD A. FRASER	Director
Dod A. Fraser

/S/ MARTHA O. HESSE	Director
Martha O. Hesse

/S/ PETER S. JANSON	Director
Peter S. Janson

S-1

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Restatement of Terra filed with the State of Maryland on September 11, 1990, filed as Exhibit 3.1 to Terra’s Form 10-K for the year ended December 31, 1990, is incorporated herein by reference.

4.2	Articles of Amendment of Terra filed with the State of Maryland on May 6, 1992, filed as Exhibit 3.1.2 to Terra’s Form 10-K for the year ended December 31, 1992, is incorporated herein by reference.

4.3	Articles Supplementary of Terra filed with the State of Maryland on October 13, 1994, filed as Exhibit 4.1.3 to Terra’s Form 8-K/A dated November 3, 1994, is incorporated herein by reference.

4.4	Terra Articles Supplementary Filed with the State of Maryland on October 14, 2004, filed as Exhibit 3.1 to Terra’s Form 10-Q dated November 9, 2004, is incorporated herein by reference.

4.5	Terra Articles Supplementary filed with the State of Maryland on December 20, 2004 filed as Exhibit 3.1 to Terra’s Form 8-K filed December 27, 2004, and Terra’s Certificate of Correction filed with the State of Maryland on February 11, 2005, filed as Exhibit 3.2 to Terra’s Form 8-K/A filed February 14, 2005, are incorporated herein by reference.

4.6	By-Laws of Terra, as amended through August 7, 1991, filed as Exhibit 3 to Terra’s Form 8-K dated September 30, 1991, is incorporated herein by reference.

4.7*	Registration Rights Agreement, dated as of December 21, 2004 among Terra, Värde Investment Partners, L.P., Perry Principals Investments LLC and Citigroup Financial Products Inc.

4.8*	Warrant Agreement, dated December 21, 2004 among Terra, Värde Investment Partners, L.P., Perry Principals Investments LLC and Citigroup Financial Products Inc.

5*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Ernst & Young.

23.4*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5).

24*	Powers of Attorney (included on signature page).

99.2	Consolidated Financial Statements of Mississippi Chemical Corporation and subsidiaries as of June 30, 2004, filed as Exhibit 99.1 of Terra’s Form 8-K dated October 6, 2004, as amended, and Consolidated Financial Statements of Mississippi Chemical Corporation and subsidiaries as of September 30, 2004, filed as Exhibit 99.1 of Terra’s Form 8-K dated December 20, 2004 are incorporated by reference herein.

*	Filed herewith.